Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports First Quarter 2023 Results

Dallas (May 10, 2023) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the first quarter ended March 31, 2023.

During the three months ended March 31, 2023, the Company reported a net income applicable to common shares for the three months ended March 31,2022 of $17,000, compared to net income of $5,000 for the three months ended March 31, 2022.

For the three months ended March 31, 2023 and 2022 the Company had revenue of $45,000 including $25,000 for rental income and $20,000 in management fees.

For the three months ended March 31, 2023, corporate general & administrative expenses were $68,000 as compared to $80,000 for the comparable periods in 2022.

For the three months ended March 31, 2023 and 2022 interest income was $52,000.

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based company which owns real estate in West Virginia and provides management services for a third party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2023	December 31, 2022
Assets	(Unaudited)	(Audited)

Current assets
Cash and cash equivalents	$437	$436
Note receivable and accrued interest from related party	3,542	3,542
Other current assets	62	30
Total current assets	4,041	4,008

Property and equipment, net of depreciation
Land, buildings and equipment	628	631

Total assets	$4,669	$4,639

The accompanying notes are an integral part of these consolidated financial statements.

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NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - CONTINUED

(dollars in thousands, except par value amount)

	March 31, 2023	December 31, 2022
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable - (including $8 due to related parties in 2023 and 2022)	$55	$23
Accrued expenses	21	40
Total current liabilities	76	63

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 5,131,934 shares at March 31, 2023 and December 31, 2022	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,038)	(59,055)

Total shareholders' equity	4,593	4,576

Total liabilities & equity	$4,669	$4,639

The accompanying notes are an integral part of these consolidated financial statements.

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NEW CONCEPT ENERGY, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	For the Three Months ended March 31,
	2023	2022
Revenue
Rent	$25	$25
Management fees	20	20
Total Revenues	45	45

Operating expenses
Operating expenses	12	12
Corporate general and administrative	68	80
Total Operating Expenses	80	92
Operating (loss)	(35)	(47)

Other income (expense)
Interest income from related parties	52	52
	52	52

Earnings (loss) applicable to common shares	17	5

Net income (loss) per common share-basic and diluted	$0.01	$0.01

Weighted average common and equivalent shares outstanding - basic	5,132	5,132

The accompanying notes are an integral part of these consolidated financial statements.

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